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THE LOEWEN GROUP INC.
 (NYSE, TSE, ME: LWN)                                     NEWS

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Investor contacts:                                Media Contact:
Dwight Hawes, Vice President, Finance             Dave Laundy, Vice President,
Chris Hunter, Director, Investor Relations        Corp. Communications
The Loewen Group Inc.                             Tel: (604) 293-7857
Tel: (800) 347-7010
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                              FOR IMMEDIATE RELEASE

                          LOEWEN GROUP CHAIRMAN AND CEO

                            INCREASES SHARE OWNERSHIP


VANCOUVER, BC, November 14, 1997 -- Raymond L. Loewen, Chairman and Chief Executive Officer of The Loewen Group Inc. ("TLGI"), announced today that he has acquired 1,549,200 common shares of TLGI on the Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange at market prices between June 26, 1997 and November 14, 1997. As a result, he, together with his wife Anne Loewen, beneficially own an aggregate of 10,386,581 common shares of TLGI.

Mr. Loewen also has options to acquire a further 1,550,747 common shares of TLGI. Under the TLGI Management Equity Investment Plan, he has in aggregate, rights to acquire 2,000,000 common shares starting in 1999.

The purpose of this purchase is for investment purposes. Mr. Loewen intends to hold these shares and to purchase a further 2.3 million shares, subject to market conditions.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates some 1,000 funeral homes and over 420 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com


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